Exhibit 5.3

PacGate Law Group

百宸律师事务所

北京市朝阳区东三环中路5号财富金融中心57层5705室 邮政编码100020

Suite 5705, 57th Floor, Fortune Financial Center, 5 East 3rd Ring Road, Chaoyang District, Beijing 100020, PRC

电话/Tel: +(8610)6530 9989

网址/Web: http://www.pacgatelaw.com

February 5, 2026

To:

iTonic Holdings Ltd (the “Company”)

Re: Legal Opinion

Dear Madams/Sirs,

We act as legal advisers of the People’s Republic of China (the “PRC,” for the purpose of this legal opinion (this “Opinion”), not including Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan) to the Company in connection with the proposed shelf registration (the “Shelf Registration”) of class A ordinary shares, preferred shares, debt securities, warrants, subscription rights, units and depositary shares in any combination, with an aggregate offering price of up to US$200,000,000 of class A ordinary shares, the preferred shares, debt securities, warrants, subscription rights, in accordance with the Company’s registration statement on Form F-3 (including all amendments or supplements thereto, the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended.

We are qualified lawyers in the PRC and are authorized by the Ministry of Justice of the PRC to issue legal opinions on the PRC Laws (as defined below).

A.	Definitions

In addition to the terms defined in the context of this Opinion, the following capitalized terms used in this Opinion shall have the meanings ascribed to them as follows:

i.	“Governmental Agencies” means any national, provincial or local governmental, regulatory or administrative authority, court, arbitration commissions or any other judicial body of the PRC.

ii.	“Material Adverse Effect” means the material and adverse effect, resulting from any event, circumstance, condition, occurrence or situation or any combination of the foregoing, upon the conditions (financial or otherwise), business, properties or results of operations or prospects of the Company and the PRC Subsidiaries taken as a whole.

PacGate Law Group

百宸律师事务所

iii.	“PRC Subsidiaries” means any and all of the companies as listed in Schedule I.

iv.	“PRC Laws” means all applicable national, provincial and local laws, regulations and rules of the PRC currently in effect and publicly available on the date of this Opinion.

B.	Documents and Assumptions

In rendering this Opinion, we have reviewed the Registration Statement and examined originals or copies of the due diligence documents provided to us by the Company and the PRC Subsidiaries, such other documents, corporate records and certificates issued by the Governmental Agencies and other instruments as we have deemed necessary or advisable for the purpose of rendering this Opinion (collectively, the “Documents”).

In reviewing the Documents and for the purpose of this Opinion, we have assumed without independent investigation that (“Assumptions”):

i.	All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

ii.	Each of the parties to the Documents, other than the PRC Subsidiaries, (a) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization or incorporation, or (b) if an individual, has full capacity for civil conduct; each of them, other than the PRC Subsidiaries, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws that it/she/he is subject to;

iii.	The Documents that were presented to us remain in full force and effect on the date of this Opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this Opinion;

iv.	The laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with; and

v.	All Documents which may affect our opinions herein have been provided to us and all factual statements made to us by the Company and the PRC Subsidiaries in connection with this Opinion are true, correct and complete in all aspects.

PacGate Law Group

百宸律师事务所

Based on our review of the Documents and subject to the Assumptions and the Qualifications set out herein, we are of the opinion that:

(1)	Each PRC Subsidiary has been duly organized and is validly existing as a limited liability company with legal person status under the PRC Laws and its business license and articles of association filed with competent Governmental Agency comply with the requirements of the applicable PRC Laws and are in full force and effect.

(2)	Except as disclosed in the Registration Statement or any other public reports filed by the Company with the Commission (collectively, the “SEC Filings”), each of the PRC Subsidiaries has full corporate power and authority and has all necessary approvals, authorizations, consents and orders of and from relevant Governmental Agencies, which are required under the PRC Laws, to own, lease, license and use its properties and assets and conduct its business in the manner presently conducted and as described in the Registration Statement, except where a lack of any such approval, authorization, consent and order would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. To the best of our knowledge after due inquiry, none of the PRC Subsidiaries is in violation of, or in default under, or has received notice of any proceedings relating to revocation or modification of, such approval, authorization, consent and order, except where such violation, default, revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect. To the best of our knowledge after due inquiry, the business as presently conducted by the PRC Subsidiaries and as provided in the Registration Statement is in compliance with all applicable PRC laws in all material aspects, except where any non-compliance would not, individually or in the aggregate, have or result in a Material Adverse Effect.

(3)	Except as disclosed in the SEC Filings, to the best of our knowledge after due inquiry, none of the PRC Subsidiaries has taken any action nor has any step been taken or legal or administrative proceedings been commenced or, threatened for the winding up, dissolution or liquidation of such PRC Subsidiaries, or for the suspension, withdrawal, revocation or cancellation of their business licenses.

(4)	Except as disclosed in the SEC Filings, to the best of our knowledge after due inquiry with the Company, including confirmation with the Company regarding information reflected in the Documents and available from public records of China Judgement Online and China Execution Information Online, none of the PRC Subsidiaries is in breach or violation of or in default, as the case may be, under (a) its articles of association and business license, or (b) any PRC Laws applicable to any of the PRC Subsidiaries, in all material aspects, except where such breach, violation or default does not, individually or in the aggregate, have a Material Adverse Effect.

(5)	The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between PRC and the country where the judgment is made or on principles of reciprocity between jurisdictions. PRC does not have any treaties or other form of reciprocal arrangements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

PacGate Law Group

百宸律师事务所

(6)	Except as disclosed in the SEC Filings, to the best of our knowledge after due inquiry with the Company, including confirmation with the Company regarding information reflected in the Documents and available from public records of China Judgement Online and China Execution Information Online, there are no legal, governmental, administrative or arbitrative proceedings before any court of the PRC pending against, or involving the properties or business of, any of the PRC Subsidiaries or to which any of the properties of any of the PRC Subsidiaries located within the PRC is subject, if determined adversely to such PRC Subsidiary, would have a Material Adverse Effect.

(7)	All statements set forth in the Registration Statement under the captions “Summary”, “Risk Factors” and “Enforceability of Civil Liabilities,” to the extent that such statements describe or summarize the PRC laws, administrative regulations and departmental rules (collectively, the “PRC Legal Matters”) and as of the date hereof, constitute our fair and reasonable opinions on such PRC Legal Matters in all material respects; such statements fairly disclose and accurately set forth the material aspects of the PRC Legal Matters described or summarized therein; and with respect to the PRC Legal Matters, no material fact has been omitted from such statements that would render the same misleading in any material respect.

This Opinion expressed above is subject to the following qualifications (the “Qualifications”):

i.	This Opinion is limited to the PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

ii.	The PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

PacGate Law Group

百宸律师事务所

iii.	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

iv.	This Opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

v.	Unless otherwise stated herein, this Opinion is issued solely based on the Documents we have received from the Company and the PRC Subsidiaries as of the date hereof, except that we may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company and the PRC Subsidiaries and Governmental Agencies.

vi.	This Opinion is intended to be used in the context which is specifically referred to herein.

vii.	As used in this Opinion, the expression “to the best of our knowledge” or similar language with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Shelf Registration. We have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact shall be drawn from our representation of the Company or the rendering of this Opinion.

This Opinion is rendered solely to you for the purpose hereof only and may not be issued, quoted or disclosed to any other party for any other purpose without our prior written consent.

This Opinion is given for the benefit of the addressee hereof, and without our express prior written consent, may not be relied upon by any person or entity other than the addressee. Save as provided herein, this Opinion shall not be quoted nor shall a copy be given to any person without our express prior written consent except where such disclosure is required to be made by the applicable law or is requested by the Commission or any other regulatory agencies.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our firm’s name in the cover page of the Registration Statement on Form F-3, as well as under the captions “Summary”, “Risk Factors”, “Enforceability of Civil Liabilities” and “Legal Matters” in the Registration Statement. We do not thereby admit that we fall within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ PacGate Law Group
PacGate Law Group

Schedule I

List of PRC Subsidiaries

No.	Full Name	Shareholder(s)	Shareholding Percentage
1.	Beijing Jinruixi Medical Technology Co., Ltd. (北京锦瑞希医疗科技有限公司)	Pheton (HK) Limited	100%
2.	Beijing Feitian Zhaoye Technology Co., Ltd. (北京飞天兆业科技有限责任公司)	Beijing Jinruixi Medical Technology Co., Ltd. (北京锦瑞希医疗科技有限公司)	100%
3.	Mili (Jiangsu) Medical Technology Co., Ltd. (米立（江苏）医学技术有限公司)	Beijing Feitian Zhaoye Technology Co., Ltd. (北京飞天兆业科技有限责任公司)	60%
		Nanjing Maikerui Medical Technology Co., Ltd. (南京迈珂瑞医疗技术有限公司)	20%
		JIANG Zhigang (姜志刚)	10%
		YAN Hailin (严海林)	10%